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                                                                      Exhibit 11
                            THE FOOTHILL GROUP, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                   THREE MONTHS ENDED MARCH 31, 1995 AND 1994
            (Dollars and shares in thousands, except per share data)


                   ----------------------------------------------------------------------------------------------------------
                                                                                                     1995             1994
                   ----------------------------------------------------------------------------------------------------------
                   PRIMARY:
                      Net income                                                                  $    8,394        $  11,441
                      Less preferred stock dividends                                                     (67)             (67)
                   ----------------------------------------------------------------------------------------------------------
                      Net income for primary calculation                                          $    8,327        $  11,374
                   ==========================================================================================================
                      Weighted average number of common shares outstanding                            16,532           16,555
                      Effect of dilutive stock options                                                   238              407
                   ----------------------------------------------------------------------------------------------------------
                      Number of common shares used in computation                                     16,770           16,962
                   ==========================================================================================================
                      Primary earnings per common share                                                $0.50            $0.67
                   ==========================================================================================================

                   FULLY DILUTED:
                      Net income for fully diluted calculation                                    $    8,394        $  11,441
                   ==========================================================================================================
                      Weighted average number of shares outstanding                                   16,532           16,555
                      Effect of dilutive stock options                                                   252              407
                      Shares issued upon assumed conversion of convertible preferred stock               667              667
                   ----------------------------------------------------------------------------------------------------------
                      Number of shares used in computation                                            17,451           17,629
                   ==========================================================================================================
                      Fully diluted earnings per share                                                 $0.48            $0.65
                   ==========================================================================================================